Exhibit 10.3
SEPARATION AND GENERAL RELEASE AGREEMENT
THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the "Agreement") is entered into as of the first date on the signature page hereto by and between GRAIL, Inc., a Delaware corporation (the "Company"), and Jennifer Cook ("you") (together, the "Parties").
R E C I T A L S
WHEREAS, you are employed by the Company in the position of Chief Executive Officer, pursuant. to that certain offer letter between you and the Company, dated November 24, 2017 (the "Offer Letter");
WHEREAS, as set forth in the Offer Letter, you were appointed to serve as a member of the Board of Directors of the Company (the "Board of Directors") effective January 2, 2018;and
WHEREAS, the Parties now wish to terminate the Offer Letter, their employment relationship and your service as a member of the Board of Directors, all effective as of June 6, 2019.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.TERMINATION OF EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company as Chief Executive Officer of the Company shall terminate on June 6, 2019 (the "Resignation Date"). You hereby resign from your employment as an officer of the Company and any other position you may hold with the Company (and its Affiliates) effective as of the Resignation Date, and you agree that you will execute any and all documents necessary to effect such resignation(s). For purposes of this Agreement, "Affiliate" of any particular entity or person means any other entity or person controlling, controlled by or under common control with such particular entity or person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of an entity or person whether through the ownership of voting securities, contract or otherwise. Any entity or person with beneficial ownership of more than 20% of the voting power of another entity or person shall be deemed to be an Affiliate of such entity or person.
2.TERMINATION OF DIRECTOR SERVICE. Your service as a member of the Board of Directors shall terminate on the Resignation Date. You hereby tender your resignation from the Board of Directors effective as of the Resignation Date, and you agree that you will execute any and all documents necessary to effect such resignation.
3.SEPARATION BENEFITS. Provided that you timely execute this Agreement and do not revoke the general release of claims set out in Section (5) below, as of the Effective

Date (defined in Section (7(d)) below), you shall be entitled to receive the following payments and benefits in connection with your resignation from employment with the Company:
a.A lump sum of (i) $1,137,500, which constitutes the equivalent of twenty-one (21) months of your annual base salary in effect as of the Resignation Date plus (ii) $853,125, which constitutes the equivalent of 1.75 times the amount of your 2019 target bonus, which lump sum shall be paid on the 61st day following the Resignation Date.
b.All unvested stock options, restricted stock units and other stock-based awards subject to time-based vesting held by you on the Resignation Date (the "Time-Based Awards") shall immediately accelerate and become exercisable or nonforfeitable with respect to six (6) months of additional vesting as of the Resignation Date (computed without regard to any one-year "cliff"). For avoidance of doubt, Time-Based Awards include all grants designated with a "1" in the vesting column set forth on Exhibit A attached hereto; i.e., as of the Resignation Date, out of an aggregate of 16,797,000 shares of Class A common stock: (i) 5,948,936 shares were vested; (ii) 10,848,064 shares remained unvested; and (iii) accelerated vesting shall be with respect to an additional 2,449,562 shares of Class A common stock. Any Time-Based Awards that are not vested as of the Resignation Date (after taking into account the accelerated vesting provided for herein) shall expire and be cancelled as of the Resignation Date. You shall have until twenty (24) months after the Resignation Date to exercise the Time-Based Awards as to the vested shares. Any vested Time-Based Awards that are unexercised as of the twenty-four (24) month anniversary of the Resignation Date shall expire and be cancelled as of such twenty-four (24) month anniversary. The Time-Based Awards shall continue to be governed in all other respects by the terms and conditions of the Company's 2016 Equity Incentive Plan, as amended, and the applicable equity award agreements.
c.All unvested stock options, restricted stock units and other stock-based awards subject to performance-based vesting held by you on the Resignation Date (the "Performance-Based Awards") shall immediately terminate and be canceled as of the Resignation Date. For avoidance of doubt, Performance-Based Awards include all grants designated with a "2" in the vesting column set forth on Exhibit A attached hereto; i.e., as of the Resignation Date, all Performance-Based Awards (an aggregate of 5,599,000 shares of Class A common stock) shall immediately terminate.
d.Provided that you timely elect continuation coverage under the Company's group health plan pursuant to the Consolidated Omnibus Reconciliation Act of 1986, as amended ("COBRA"), the Company will directly pay COBRA premiums for you and your eligible dependents for a period beginning on the first day of the month following the Resignation Date and ending on the earlier of (A) the eighteen (18) month anniversary of the Resignation Date, (B) the date upon which you (or, as to coverage for an eligible dependent, such dependent) becomes covered under similar plans or (C) the date upon which you cease to be eligible for coverage under COBRA.
4.EQUITY. The Parties acknowledge and agree that all equity awards held by you as of the date hereof are set forth on Exhibit A attached hereto.

5.RELEASE AND WAIVER.
a.In exchange for the consideration described in Section 3 of this Agreement, you hereby forever release and discharge the Company and its parents, Affiliates, successors, and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, and stockholders (collectively, the "Company Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, and liabilities, known or unknown, suspected or unsuspected, that you had, now have, or may hereafter claim to have against the Company Released Parties arising out of, or relating in any way to, your employment with, or resignation from, the Company, or otherwise relating to any of the Company Released Parties from the beginning of time to the Effective Date (as defined in Section (7(d)) of this Agreement). Your release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal, or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended and California Labor Code Section 1400 et seq.; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action arising from a breach by the Company of this Agreement or that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers' compensation benefits, unemployment benefits and any claims for indemnification under applicable law.
b.For the purpose of implementing a full and complete release, you understand and agree that this Agreement is intended to include all claims, if any, which you may have and which you do not now know or suspect to exist in your favor against the Company Released Parties and this Agreement extinguishes those claims. Accordingly, you expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
c.This Agreement shall not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or from voluntarily communicating with, or participating in any investigation or proceeding that may be conducted by, any governmental agency, regulatory authority or self-regulatory organization concerning possible violations of law, including providing documents or other information in that connection to any governmental agency, regulatory authority or self-regulatory organization, in each case without notice to the Company or any other Company Released Party.
6.CONSULTATION WITH ATTORNEY/VOLUNTARY AGREEMENT. You acknowledge that (a) the Company has advised you of your right to consult with an attorney of your own choosing prior to executing this Agreement, (b) you have carefully read and fully understand all of the provisions of this Agreement, (c) you are entering into this Agreement, including the releases set forth in this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration and (d) this Agreement applies to and covers all claims against the Company and the other Company Released Parties, including those under the Age Discrimination in Employment Act of 1967, as amended, whether or not you know or suspect them to exist at the present time.
7.CONSIDERATION AND REVOCATION PERIODS.
a.You acknowledge that you have been given at least twenty-one (21) calendar days to consider the terms of this Agreement, although you may sign it sooner. You agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original twenty-one (21) calendar day consideration period, which began to run on the date when the Company provided this Agreement to you.
b.You have seven (7) calendar days from the date on which you sign this Agreement to revoke your consent to the terms of this Agreement. Such revocation must be in accordance with the notices provisions in Section (19) of this Agreement. Notice of such revocation must be received within the seven (7) calendar days referenced above.
c.In the event of such revocation by you, this Agreement shall be null and void in its entirety and neither you nor the Company shall have any rights or obligations under this Agreement.
d.Provided that you do not revoke this Agreement pursuant to Section (7(b)) above, this Agreement shall become effective on the eighth (8th) calendar day after the date on which you sign it (the "Effective Date").
8.CONTINUING OBLIGATIONS AND COVENANTS.
a.To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Company Released Parties, which is based in whole or in part on any matter released by this Agreement.
(i)Nothing in this Agreement shall prohibit you from filing a charge or complaint with a government agency where, as a matter of law, the parties may not restrict your ability to file such administrative complaints. However, you understand and agree that while this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
(ii)Nothing in this Agreement shall prohibit or impair the Parties from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.
b.You hereby acknowledge that you are bound by that certain Employee Confidential Information and Invention Assignment Agreement that you signed upon commencement of your employment with the Company (the "Confidentiality Agreement") and that as a result of your employment with the Company you have had access to the Company's Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Confidential Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof.
c.During the period ending on the twenty-one (21) month anniversary of the Resignation Date, you agree that you will not, directly or indirectly:
(i)solicit away any employees or consultants of the Company for your own benefit or for the benefit of any other person or entity, nor will you encourage or assist others to do so; or
(ii)(A) use the Company's trade secrets or Confidential Information to solicit away any existing customer, vendor, supplier, licensor, lessor or lessee, joint venturer, consultant, agent or business partner of the Company, or encourage or assist others to do so, (B) solicit or encourage any customer, vendor, supplier, licensor, lessor or lessee, joint venturer, consultant, agent or business partner of the Company to cease doing business, or reduce the amount of business such party does, with the Company, or (C) interfere with, disrupt, or attempt to disrupt the business relationships (contractual or otherwise) existing (now or at any time in the future) between the Company and any third party (including any of its customers, vendors, suppliers, licensors, lessors or lessees, joint venturers, consultants, agents and partners).
d.The Parties will collaborate on mutually-agreed upon standard language for written and oral public communications (including, without limitation, press releases and public filings) related to the termination of your employment and Board of Directors service, and any material changes to the agreed-upon language will require the consent of both Parties prior to release. Notwithstanding the foregoing, you agree that you will not, at any time, make, directly or indirectly, any oral or written public statements that are disparaging of the Company, its products or services, or any of its present or former officers, directors or employees. Likewise, the Company agrees to instruct its Board of Directors and senior executives that they shall not, at any time make, directly or indirectly, any oral or written public statements that are disparaging of you or your reputation, provided, however, that any disclosure(s) or other statement(s) made, directly or indirectly, by or on behalf of the Company or any of its present or former officers, directors, employees or other agents or representatives (each a "Company Representative") to a national securities exchange, governmental agency, regulatory authority or self-regulatory organization or as otherwise required by applicable law about or related to you or your reputation which the applicable Company Representative reasonably believes to be truthful shall not constitute a violation of this Section (8(d)).
e.You agree to enter into lock up agreements with the underwriters if required in connection with any initial public offering ("IPO") by the Company and in connection with any subsequent public offering commencing within one year of the IPO, with respect to (i) all shares of common stock, par value $0.0001 per share, of the Company ("Shares") and (ii) all securities convertible into or exchangeable or exercisable for Shares ("Securities") in each case owned or beneficially owned by you, including Shares and Securities owned, or beneficially owned, by any of your immediate family members, by trusts of which your immediate family members are a beneficiary, and any corporation, partnership or other entity over which you exercise control. The terms of such lock up agreement shall be substantially identical to the terms of the lock up agreements entered into by other executive officers of the Company. You further agree not to transfer any such Shares or Securities unless the transferee thereof agrees to be bound by the provisions of this paragraph.
f.You agree that, within five (5) business days following the Resignation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
9.COOPERATION. You agree that you will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable securities laws, and in connection with any litigation or other proceedings in which the Company or any of its Affiliates may from time to time be involved and which is related or otherwise relevant to your service to the Company or its Affiliates.
10.INDEMNIFICATION. The Parties agree that nothing in this Agreement shall preclude or limit any of your rights to indemnification under applicable law.
11.RETURN OF COMPANY PROPERTY. Within five (5) business days following the Resignation Date, or on such earlier date as requested by the Company, you shall return to the Company (i) all books, records, lists and other written, typed, printed or recorded materials (in any medium) that contain any Confidential Information and (ii) all physical property of the Company, including, but not limited to, devices, credit cards, cardkey passes, door and file keys, computer access codes, flash drives or disks and instructional manuals, and any computer, tablet or mobile phone. At the request of the Company, you shall certify to the Company that you have used your best efforts to comply with the foregoing.

12.REPRESENTATIONS AND ACKNOWLEDGMENTS. You make the following representations and acknowledgments, each of which is an important consideration to the Company's willingness to enter into this Agreement:
a.You represent and acknowledge that neither the Company nor any other Company Released Party owes you any wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation, benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.
b.You acknowledge that the Company is not entering into this Agreement because it believes that you have any cognizable legal claim against any of the Company Released Parties. If you elect not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that any of the Company Released Parties believed that you were treated unlawfully in any respect.
13.DEFEND TRADE SECRETS ACT. You are hereby provided notice that under the Defend Trade Secrets Act of 2016 ("DTSA"): (a) no individual will be held criminally or civilly liable under federal or state trade secrets law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to such individual's attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except as permitted by court order. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, it shall not be a violation of this Agreement for you to (i) provide testimony or access to confidential information in response to a valid subpoena, court order, regulatory request, or other legal process; provided, however, before making any such disclosure, other than to any governmental agency or regulatory authority or any self-regulatory organization, you shall give the Company written notice of your intended disclosure and afford the Company a reasonable opportunity to protect the Company's interests, or (ii) participate in any investigation or proceeding that may be conducted by any governmental agency or regulatory authority or any self-regulatory organization.
14.CODE SECTION 409A COMPLIANCE. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement that constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and becomes payable by reason of your termination of employment will be made to you unless your termination of employment constitutes a "separation from service" (as the term is defined in Treasury Regulations issued under Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under Section 409A of the Code. In furtherance of this intent, the Agreement shall be interpreted, operated, and administered, and payments hereunder reported, in a manner consistent with these intentions. To the extent that any reimbursable expenses hereunder are deemed to constitute compensation to you, such expenses shall be paid or reimbursed promptly, but not later than by December 31 of the year following the year in which such expenses were incurred. The amount of such expenses eligible for reimbursement in one calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and your right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.
15.ARBITRATION AND GOVERNING LAW.
a.For the avoidance of doubt, the Arbitration Agreement between you and the Company, dated December 5, 2017, shall remain in full force and effect.
b.This Agreement as well as any disputes and claims to be arbitrated under the Arbitration Agreement will be governed by and construed in accordance with the laws of the State of California without giving effect to any principles of conflict of laws that would lead to the application of the laws of another jurisdiction.
16.SUCCESSORS AND ASSIGNS. You agree that this Agreement (in whole or in part) will be binding upon, and pass to the benefit of, the successors and assigns of the Company.
17.AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of both Parties.
18.COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.
19.NOTICES. All notices hereunder shall be in writing and delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested:
If to the Company:
GRAIL, Inc.
1525 O'Brien Dr.
Menlo Park, California 94025
Attention: General Counsel
If to you:
Jennifer Cook
at the most recent address in the payroll records of the Company
20.SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible, given the fundamental intentions of the Parties when entering into this Agreement. To the extent such provision cannot be so enforced, it will be stricken from this Agreement and the remainder of this Agreement will be enforced as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.
21.ENTIRE AGREEMENT. Except as otherwise provided herein, and except for the Confidentiality Agreement, dated January 2, 2018, and the Arbitration Agreement, dated December 5, 2017, the Company's 2016 Equity Incentive Plan (as amended), and the applicable award agreements between the Company and you made pursuant to, or consistent with, the terms of the Company's 2016 Equity Incentive Plan, each of which shall remain in full force and effect, this Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of every kind and nature between the Parties hereto and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. For clarity, the Parties acknowledge and agree that except as otherwise provided on the terms of the documents, you shall have no post-employment termination rights under, and shall not be entitled to any post-employment termination benefits under or otherwise pursuant to: the Offer Letter; the Company's Variable Compensation Plan (VCP); the Company's health and wellbeing benefits program, including medical, dental and vision insurance plans (CIGNA, Kaiser, MetLife); the GRAIL 40l(k) Plan; the Company's MetLife Employer Paid Basic Life Insurance, Long-term Disability Insurance and Short-term Disability Insurance; eflex FSA flexible spending account; and any and all other plans, policies, programs, agreements and arrangements provided for in the GRAIL 2019 Benefits program document.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

GRAIL, INC.		JENNIFER COOK

By:	/s/ Patrick Broderick
Name: Patrick Broderick
Title: General Counsel, Corporate Secretary and Chief Compliance Officer

Date:	June 6, 2019	Date:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below.

GRAIL, INC.	JENNIFER COOK

By:	/s/ Jennifer Cook
Name: Patrick Broderick
Title: General Counsel, Corporate Secretary and Chief Compliance Officer

Date:	Date:	June 6, 2019

EXHIBIT A
All Company equity held by you as of the Resignation Date is set forth below:

Grant Date	Grant Amount*	Grant Price	Early Exer-cisable?	Exer-cised	Vested	Unvested	Vest Start Date	Type	Vest Schedule
01/02/2018	16,559,000	$0.42	Yes	476,191	5,864,645	10,694,355	01/02/2018	NQ	1
01/02/2018	238,000	$0.42	Yes	69,416	84,291	153,709	01/02/2018	ISO	1
01/02/2018	5,599,000	$0.42	Yes	0	0	5,599,000	04/19/2017	NQ	2
Total	22,396,000				5,948,936	16,447,064
________________________________
1.For so long as Optionee continuously provides services to the Company (or any Subsidiary or Parent of the Company) as an employee, officer, director, contractor or consultant, the Shares subject to this Option will vest as follows: (a) prior to the first one (1) year anniversary of the Vesting Start Date, none of the Shares will be vested; (b) 1/4 of the Shares will be vested on the one (1) year anniversary of the Vesting Start Date; and (c) thereafter, this Option will become vested with respect to an additional 1/48 of the Shares when Optionee completes each month of continuous service following the first one (1) year anniversary of the Vesting Start Date.
2.Subject to the option holder's continuous service to the Company through the date of achievement of the relevant milestone, the shares subject to the option shall vest as follows:
(A)50% of the shares subject to the option will vest on each date that the Board of Directors or Compensation Committee determines that one of the following milestones has been achieved:
(i)the Company has completed an initial public offering of the Company's Class A common stock on a recognized United States or international stock exchange at an offering price to the public per share of at least $4.0085;
(ii)the Company's market capitalization, measured by the closing trading price of the Company's Class A common stock on a public trading exchange or such other mechanism(s) as the Board or Compensation Committee in good faith determines appropriate, exceeds $3 billion for a period of at least six consecutive months; and
(iii)the Company delivers and sells at least 50,000 tests of a multi-cancer diagnostic product on a single geographic continent (the "First Continent"); and
(B)100% of the shares subject to the option (or if applicable, all remaining shares) will vest on the date that the Board of Directors or Compensation Committee determines that one of the following milestones has been achieved:
(i)the Company has completed an initial public offering of the Company's Class A common stock on a recognized United States or international stock exchange at an offering price to the public per share corresponding to a pre-money valuation for the Company of at least $3 billion;
(ii)the Company's market capitalization, measured by the closing trading price of the Company's Class A common stock on a public trading exchange or such other mechanism(s) as the Board or Compensation Committee in good faith determines appropriate, exceeds $5 billion for a period of at least six consecutive months; and

(iii)the Company delivers and sells at least 50,000 tests of a multi-cancer diagnostic product on a single geographic continent in addition to the First Continent.
For clarity, the shares subject to the option may become vested through achievement of a combination of the milestones described in paragraphs (A) and (B) above. For example, achievement of two of the milestones described in paragraph (A) would result in vesting of 100% of the shares subject to the option, as would achievement solely of any one of the milestones described in paragraph (B).